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                                                                       EXHIBIT 5

                        [DICKINSON WRIGHT LLP LETTERHEAD]


                                September 5, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

                  Re:      Kmart Corporation
                           Conaway Stock Grants
                           Registration Statement on Form S-8

Gentlemen:

         As counsel for Kmart Corporation, a Michigan corporation (the "Corporation"), we are familiar with the corporate affairs of the Corporation and particularly with the corporate proceedings relating to the Stock Option Grant Notices, the Stock Grant Notices, the Restricted Stock Grant Notice, and the Retention Bonus Stock Grant Notice to Charles C. Conaway (collectively, the "Stock Grant Notices").

         The Stock Grant Notices were duly and legally entered into by the Corporation as authorized by its Board of Directors.

                  Based on the above, we are of the opinion that:

                  1. The Corporation duly and validly has approved the Stock Grant Notices, taking all necessary corporate action for that purpose.

                  2. The shares of Common Stock of the Corporation covered by the Stock Grant Notices have been duly authorized and when issued pursuant to the Stock Grant Notices will be validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof.

                  3. The Stock Grant Notices are not subject to the Employee Retirement Income Security Act of 1974, as amended.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement on Form S-8.

                                          Very truly yours,

                                          DICKINSON WRIGHT PLLC